Exhibit 99.1

OptimizeRx Expects Q4 2020 Revenue up 117% to Record $16 Million, Full Year up 75% to Record $43 Million

ROCHESTER, Mich. – January 25, 2021 – OptimizeRx Corp. (Nasdaq: OPRX), a leading provider of digital health solutions for life science companies, physicians and patients, reported preliminary unaudited results for its fourth quarter and full year ended December 31, 2020.

For the fourth quarter, the company expects record revenue of approximately $16 million, up 117% versus the fourth quarter of 2019, along with positive GAAP net income. The record revenue was primarily driven by strong organic growth in messaging and patient engagement solutions.

For the full year, the company expects record revenue of approximately $43 million, up 75% over 2019.

“Our fourth quarter showed a strong finish to a great year of growth and market expansion, with this largely driven by life science companies increasingly using our nationwide digital health network to engage providers and patients at key touchpoints along the care journey,” stated OptimizeRx CEO Will Febbo. “This access became increasingly important throughout the year and has long-term durability due to a sustainable shift in customer needs, as the industry transitions to greater adoption of digital communication solutions for clinical and commercial activities.”

“Our teams also delivered across all fronts, while developing innovative customer solutions designed to provide new organic revenue streams in 2021 and beyond,” continued Febbo. “We now have a fully integrated, highly scalable and compliant platform that integrates real-time, real-world data with AI and important voice tools. Our unique value proposition has never been stronger, and this is evident in our results.”

In 2020, OptimizeRx maintained a high client renewal rate while adding 60 new brands. Steve Silvestro, the company’s chief commercial officer, commented: “A high contract renewal rate and the increasing demand for effective digital provider and patient engagement solutions have fueled our growth. We began the new year with a sales pipeline of around $170 million, and it is showing a continued shift toward enterprise-level engagements that generate recurring revenue streams. Altogether, we expect another very strong year of growth ahead.”

The company plans to report its full fourth quarter and full year 2020 results in late February.

About OptimizeRx

OptimizeRx is a digital health company that provides communications solutions for life science companies, physicians and patients. Connecting over half of healthcare providers in the U.S. and millions of patients through a proprietary network, the OptimizeRx digital health platform helps patients afford and stay on medications. The platform unlocks new patient and physician touchpoints for life science companies along the patient journey, from point-of-care, to retail pharmacy, through mobile patient engagement.

For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements
This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words 'estimate,' 'possible' and 'seeking' and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

Definition and Use of Non-GAAP Financial Measures

This press release includes a presentation of non-GAAP net income (loss) and non-GAAP earnings (loss) per share or non-GAAP EPS, both of which are non-GAAP financial measures.

The company defines non-GAAP net income (loss) as GAAP net income (loss) with an adjustment to add back depreciation, amortization, non-cash lease expense, stock-based compensation, acquisition expenses, income or loss related to the fair value of contingent consideration, and deferred income taxes. Non-GAAP EPS is defined as non-GAAP net income (loss) divided by the number of weighted average shares outstanding on a basic and diluted basis. The company has provided non-GAAP financial measures to aid investors in better understanding its performance. Management believes that these non-GAAP financial measures provide additional insight into the operations and cashflow of the company.

Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, management believes that providing non-GAAP financial measures that excludes non-cash expenses allows for meaningful comparisons between the company’s core business operating results and those of other companies, as well as provides an important tool for financial and operational decision making and for evaluating the company’s own core business operating results over different periods of time.

The company’s non-GAAP net income (loss) and non-GAAP EPS measures may not provide information that is directly comparable to that provided by other companies in the company’s industry, as other companies in the industry may calculate such non-GAAP financial results differently. The company’s non-GAAP net income (loss) and non-GAAP EPS are not measurements of financial performance under GAAP and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. The company does not consider these non-GAAP measures to be substitutes for or superior to the information provided by its GAAP financial results.

OptimizeRx Contact

Doug Baker, CFO

Tel (248) 651-6568 (x807)

dbaker@optimizerx.com

Media Relations Contact

Maira Alejandra, Media Relations Manager

Tel (754) 245-7070

malejandra@optimizerx.com

Investor Relations Contact

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team